Exhibit d.8

[FORM OF NOTICE TO BROKERS, BANKS AND OTHER NOMINEES]

TICC CAPITAL CORP.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to [            ] Shares of Common Stock Issuable Upon Exercise of Transferable Rights

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by TICC Capital Corp. (the “Company”) of transferable rights to subscribe for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [            ], 2008 (the “Record Date”).

Pursuant to the offering, the Company is issuing rights (the “Rights”) to subscribe for up to [            ] shares of its Common Stock, on the terms and subject to the conditions described in the Company’s prospectus, dated [                    ], 2008 (the “Prospectus”). The Rights may be exercised by holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on [            ], 2008, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Rights are transferable and are listed for trading on The Nasdaq Global Select Market under the symbol “TICCR” until the Expiration Date.

As described in the Prospectus, Rights Holders will be entitled to purchase one new share of Common Stock for every five Rights held, which is referred to as the “Basic Subscription.” The subscription price per share (the “Subscription Price”) will be [    ]% of the volume-weighted average of the sales prices of the Company’s shares of Common Stock on The Nasdaq Global Select Market for the five consecutive trading days ending on the Expiration Date. Because the Subscription Price will be determined on the Expiration Date, Rights Holders who elect to exercise their Rights will not know the Subscription Price at the time they exercise such Rights. As a result, the Company is requiring that a Rights Holder deliver the estimated Subscription Price of $[            ] per share (the “Estimated Subscription Price”) in connection with the exercise of any Rights pursuant to the Basic Subscription.

If any shares of Common Stock available for purchase in the offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (“Remaining Shares”), a Record Date Stockholder that has exercised fully its Rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. In addition, any Rights Holder other than a Record Date Stockholder who exercises Rights is entitled to subscribe for any Remaining Shares that are not otherwise subscribed for by Record Date Stockholders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the “Over-Subscription Privilege.” For the reasons noted above, the Company is requiring that Rights Holders deliver the Estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege.

The Rights are evidenced by a subscription certificate (a “Subscription Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of the Company’s Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner as of the Record Date.

We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription

Privilege, as to the number of shares of Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Rights that have been exercised pursuant to the Basic Subscription, whether the Rights exercised pursuant to the Basic Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1. Prospectus, dated [                    ], 2008;

2. A form of letter which may be sent to beneficial holders of the Company’s Common Stock; and

3. A Notice of Guaranteed Delivery.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Georgeson Inc., toll-free at the following telephone number: (800) 491-3132.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGERS, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.